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                                                                Exhibit 4(f)

                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                   One Madison Avenue, New York, NY 10010-3690

                        403(b) TAX DISCLOSURE ENDORSEMENT

This Endorsement forms a part of the contract to which it is attached and is effective as of the issue date, or a date that a provision is required under the Code, if later. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

This contract may be purchased by an employer's tax qualified retirement plan under section 403(b) to pay benefits to a plan participant or his or her beneficiary. The single contribution it will accept may also include a direct transfer permitted under the Code and employer's qualified plan, an eligible rollover distribution under section 402(c), 402(e)(6), 403(b)(8), 403(b)(10), or any other consideration permitted under the Code.

Payments under this contract must comply with Code section 401(a)(9) (including the incidental death benefit rules under section 401(a)(9)(G)) and the regulations thereunder, including proposed regulation 1.401(a)(9)-6T.

If the annuitant dies on or after the first payment date, payments must continue to be made at least as rapidly as under the income plan in effect on the date of the annuitant's death.

If the annuitant dies prior to the initial payment date, any remaining interest or death benefit will be paid in a lump sum within five years of the date of the death.

Pursuant to section 401(a)(31) or as otherwise required under the Code, the plan participant (or his or her surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code), and the spousal beneficiary of the plan participant; ("distributee"), may elect at the time and in the manner prescribed by us as payor and, if applicable, by the plan administrator, to have any portion of any eligible rollover distribution (as defined in section 402(c)(4) of the Code) paid directly to an IRA account or IRA annuity, or to other eligible retirement plans under section 402(c)(8) of the Code in which such distributee participates.

This contract is being issued for the exclusive benefit of the annuitant and his or her beneficiary. The interest of the annuitant is non-transferable, non-assignable and non-forfeitable.

If the Plan under which this contract is issued fails to meet the requirements of section 403(b) at any time, then upon such notice to us notwithstanding anything in the contract to the contrary, the following rules shall apply:

In order to comply with section 72(s) of the Code and to constitute a variable contract within the meaning of section 817(d) of the Code, we reserve the right to limit the frequency, number and types of transfers permitted; as well as the number or types of funding options permitted to maintain the above tax treatment. Payments of any remaining interest after the death of the owner (or after the death of any annuitant, where the owner is not an individual) must continue to be made at least as rapidly as under the method being used at the time of the death.


Form RS TXEN-403b
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Notwithstanding anything in the contract to the contrary, however, if the death referred to above occurs prior to the annuity starting date, (as defined under paragraph (b) of section 1.72-4 of the Income Tax Regulations), any remaining interest in the contract or any death benefit (after we are furnished with satisfactory proof of death) must be paid

(a)      in a lump sum within five years after the date of the death, or

(b) over the lifetime of the payee or over a period no longer than the payee's life expectancy with payments beginning within a year after the date of death.

If the payee to whom the death benefit is payable is the owner's spouse (or the annuitant's spouse, where the owner is not an individual), such spouse may instead continue the contract as owner.

We may amend this contract to comply with the federal tax law. We will notify you of such amendments and, where required by law, will obtain the approval of the appropriate regulatory authority.

         /s/ Gwenn L. Carr                /s/ Robert H. Benmosche
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         Gwenn L. Carr                    Robert H. Benmosche
         Vice-President & Secretary       Chairman of the Board,
                                          President and Chief Executive Officer